Exhibit 6(f)(ii)
AMENDED AND RESTATED EXHIBIT A
DATED DECEMBER 31, 2008
TO THE EXPENSE LIMITATION AGREEMENT
DATED NOVEMBER 1, 2007

Fund Name	Expense Limitation	Termination Date
Wilmington Multi-Manager Large-Cap Fund	1.00%	July 1, 2013

Wilmington Small-Cap Strategy Fund	0.25%	October 31, 2009

Wilmington Aggressive Asset Allocation Fund	0.50%	July 1, 2013

Wilmington Moderate Asset Allocation Fund	0.50%	July 1, 2013

Wilmington Conservative Asset Allocation Fund	0.50%	July 1, 2013

Wilmington ETF Allocation Fund	0.70%	July 1, 2013

WT MUTUAL FUND
By:	/s/ John C. McDonnell
Name:	John C. McDonnell
Title:	Chief Financial Officer

RODNEY SQUARE MANAGEMENT CORPORATION
By:	/s/ John J. Kelley
Name:	John J. Kelley
Title:	President